UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 17, 2015
Date of Report (Date of earliest event reported)
ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)
N/A
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On March 15, 2015, the Rights Agreement dated as of March 16, 2010 (the “Rights Agreement”), by and between Abraxas Petroleum Corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent, as rights agent, expired in accordance with its terms. The Rights Agreement provided common stockholders of the Company with the right to purchase shares of Series 2010 Junior Participating Preferred Stock of the Company (“Series 2010 Preferred Stock”) upon the terms and subject to the conditions set forth in the Rights Agreement (the “Rights”). As a result of the expiration of the Rights Agreement, the Rights are no longer outstanding and are not exercisable, and the Rights Agreement is of no further force or effect.
In connection with the expiration of the Rights Agreement, the Company filed a Certificate of Elimination with the Secretary of State of the State of Nevada on March 16, 2015. The Certificate of Elimination eliminates from the Company’s Amended and Restated Articles of Incorporation all matters set forth in the Certificate of Designations with respect to the Series 2010 Preferred Stock. No shares of Series 2010 Preferred Stock were issued or outstanding at the time of the filing of the Certificate of Elimination. A copy of the Certificate of Elimination has been filed as Exhibit 3.1 to this Current Report and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
3.1	Certificate of Elimination of Certificate of Designations of Series 2010 Junior Participating Preferred Stock of Abraxas Petroleum Corporation dated March 16, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION
By: /s/ Geoffrey R. King
Geoffrey R. King
Vice President and Chief Financial Officer

Dated: March 17, 2015